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                                                                    Exhibit 23.3



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
SoftKey International Inc.
(formerly WordStar International Incorporated):


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-75134, 33-92920, 33-92922, 33-61931, and 333-00107) and on Form S-3
(Nos. 33-59706, 33-72050, 33-73422, 33-60087, 33-60593, 33-63073, and 333-145)
of SoftKey International Inc. of our report dated September 13, 1993, relating to the consolidated statements of operations, stockholders' equity, and cash flows of WordStar International Incorporated and subsidiaries for the year ended June 30, 1993, and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of SoftKey International Inc.



                                        /s/ KPMG Peat Marwick LLP


San Francisco, California
April 4, 1996